UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 15, 2008
MedQuist Inc.
(Exact Name of Issuer as Specified in Charter)

New Jersey	0-19941	22-2531298
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

1000 Bishops Gate Blvd., Suite 300	08054
Mt. Laurel, New Jersey	(Zip Code)
(Address of Principal Executive Offices)
(856) 206-4000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
     On September 15, 2008, MedQuist Transcriptions, Ltd., a wholly-owned subsidiary of MedQuist Inc. (the “Company”), entered into a transcription services agreement (the “Agreement”) with CBay Systems & Services, Inc. (“CBay”), pursuant to which the Company outsourced certain medical transcription services to CBay. The Company will pay CBay a per line fee based on each transcribed line of text processed and the specific type of service provided. CBay will perform its services using the Company’s DocQment Enterprise Platform (“DEP”) and will be held to certain performance standards and quality guidelines set forth in the Agreement. The specific services to be performed will be set forth in order forms delivered by the Company to CBay from time to time during the term of the Agreement.
     The Agreement will expire on September 15, 2010 unless sooner terminated by either party. Either the Company or CBay may terminate the Agreement prior to its expiration for any reason upon at least 90 days prior notice to the other party. In addition, the Company may terminate the Agreement immediately upon written notice to CBay in the event CBay breaches any obligation under the Agreement, becomes insolvent or files for bankruptcy.
     The Agreement will be filed by the Company as an exhibit to its quarterly report on Form 10-Q for the quarter ending September 30, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
     CBay is an affiliate of the Company’s majority shareholder, CBay, Inc. (“CBay, Inc.”), which owns approximately 70% of the Company’s outstanding common stock. Except for the Agreement, neither the Company nor any of its subsidiaries is a party to any agreement with CBay, CBay, Inc. or any other affiliate of CBay or CBay, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: September 19, 2008	By:	/s/ Mark R. Sullivan
		Name:	Mark R. Sullivan
		Title:	General Counsel, Chief Compliance Officer & Secretary